UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2016

PACIFIC SOFTWARE, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-34379	41-2190974
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

123 West Nye Lane, Suite 129, Carson City, Nevada 89706

(Address of principal executive offices)

(905) 833-9845

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of John Simmonds

Effective October 22, 2016, John Simmonds resigned as the President, Chief Executive Officer, Secretary and Director of Pacific Software, Inc. (the “Company”).  Mr. Simmonds has no disagreements with the Company.

Appointment of Harrysen Mittler

Effective October 22, 2016, the Board appointed Harrysen Mittler as the Company’s President, Chief Executive Officer, Secretary and Chairman of the Board.

Mr. Harrysen Mittler, age 64, has over thirty years of experience in corporate finance, mergers and acquisitions, business administration and commerce. He commenced his career with the accounting firm of Deloitte Haskins & Sells in the audit division, the predecessor company to Deloitte & Touche. From 2016 to present Mr. Mittler has served as President and Director of ePiQ Entertainment Inc. a privately held company which has interests in a variety of Arts and Entertainment venues. From 2006-2007 Mr. Mittler served as Chief Financial Officer and Director of Autoworks International Ltd. a company listed on the Frankfurt Stock Exchange trading in aftermarket automotive parts. In 2004 and 2005 Mr. Mittler served as Director and Chief Financial Officer of Nortia Capital Partners Inc. a publically traded merchant banking company. It supplied mergers & acquisitions, financial and management services to emerging growth companies. From 2001 and 2002, Mr. Mittler served as Chairman and President of Grand Prix Sports, Inc., a publically traded motor sports company that owned a 40% equity stake in Nordic Racing Ltd., a FIA F3000 racing team. The title sponsor of the team was Coca-Cola Europe, other major sponsors included: Jet Fuels, a division of Conoco, and Euro sport, a leading broadcaster of major sporting events in Europe. The racing series is regarded as the support venue for the popular Formula 1 International Auto Racing Championship Series showcased globally.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pacific Software, Inc.

Date: October 26, 2016	By: /s/ HARRYSEN MITTLER
Harrysen Mittler
President